Exhibit 21.1

Subsidiaries of Registrant

Property Name	State Organization
REIT COVE LLC	Deleware
REIT IV COVE LLC	Deleware
RP MAXIMUS COVE, L.L.C.	Deleware
40 EAST END AVE. PREF MEMBER LLC	Deleware